Exhibit 10.4
NORTHROP GRUMMAN CORPORATION
SUPPLEMENTAL RETIREMENT REPLACEMENT PLAN
(Effective March 12, 2007; Restated effective January 1, 2008)
     The Northrop Grumman Corporation Supplemental Retirement Replacement Plan (“Plan”) is hereby adopted effective March 12, 2007 by Northrop Grumman Corporation to provide supplemental retirement benefits to James F. Palmer pursuant to the terms and provisions set forth below. The Plan is hereby amended and completely restated effective January 1, 2008.
     The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder, and (2) to be a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
ARTICLE I
DEFINITIONS
     Wherever used herein the following terms shall have the meanings hereinafter set forth:
     “Affiliate” means any corporation or other entity that is treated as a single employer with the Company under section 414 of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the Company’s Board of Directors or such other committee as may be appointed by the Board of Directors from time to time.
     “Company” means Northrop Grumman Corporation or any successor corporation or other entity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) of the Company or the Affiliates (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s or an Affiliate’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which employees are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.
     “Participant” means James F. Palmer.

     “Plan” means the Northrop Grumman Corporation Supplemental Retirement Replacement Plan, as set forth herein and as amended from time to time.
     “Separation from Service” or “Separates from Service” means a “separation from service,” within the meaning of Code section 409A, with the Company and all Affiliates.
ARTICLE II
PARTICIPATION
     Participation in the Plan shall be limited to the Participant.
ARTICLE III
PLAN BENEFITS AND DISTRIBUTIONS
     3.1 Visteon Replacement Benefit. The amount of the benefit, if any, payable under this section 3.1 to the Participant shall be equal to the amount by which the Visteon Present Value exceeds the Northrop Grumman Present Value.
     For purposes of this Section:
“Visteon Present Value” means the lesser of (1) the estimated present value of the Participant’s non-vested Visteon Corporation supplemental and qualified pension benefits at March 12, 2007, and (2) $588,500.
“Northrop Grumman Present Value” means the present value as of the Participant’s Separation from Service of all vested qualified and nonqualified defined benefit pension benefits payable to Participant by the Company, excluding the Boeing Replacement Benefits described in section 3.3 below.
The actuarial assumptions used to calculate present values under this Section shall be the assumptions specified in Section F.09 of the Northrop Grumman CPC Supplemental Executive Retirement Program, or any successor thereto.
     3.2 Distribution of Visteon Replacement Benefit. Any benefit under Section 3.1 shall be paid in accordance with the terms of Appendix A hereto.
     3.3 Boeing Replacement Benefit.
          (a) In-Service Benefit. Beginning April 1, 2007, Participant will receive $8,632.01 monthly in the form of a joint and 100% survivor annuity, with the Participant’s spouse on March 12, 2007 (the “Spouse”) as the survivor annuitant. If the Spouse predeceases the Participant, the monthly benefit to the Participant will increase to $10,219.57 and will be payable only for the life of the Participant.
          (b) Post-Termination Benefit. The monthly benefit provided for under Section 3.3(a) shall continue to be paid under the same terms as set forth in Section 3.3(a) after the Participant ceases to be employed by the Company and its Affiliates.

          (c) Forfeiture. The amount payable under Section 3.3(a) or (b) for a month will be reduced by the amount, if any, actually paid to the Participant or the Spouse in the same month from the Supplemental Executive Retirement Plan for Employees of the Boeing Company (“Boeing SERP”).
     3.4 Acceleration of Boeing Replacement Benefit. If a change in ownership or effective control event (as described in Treasury regulations or other guidance under Code section 409A(a)(2)(A)(v)) occurs that also qualifies as a change in control as defined in the Participant’s March 2004 Special Agreement (as it may be amended or replaced), the Participant will receive a lump sum payment equal to the present value of all remaining benefits under Section 3.3. The lump sum amount will be paid 60 days after the change in control event and will be calculated based on the actuarial assumptions used to calculate lump sums under the Northrop Grumman CPC Supplemental Executive Retirement Program at the time of the change in control event.
     3.5 Vesting. All benefits under this Plan shall be 100% vested at all times.
     3.6 Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.
     3.7 Permitted Delays. Notwithstanding the foregoing, any payment to the Participant under the Plan shall be delayed if the making of the payment at such time would be prohibited by Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 3.7 shall be paid in accordance with Code section 409A.
ARTICLE IV
ADMINISTRATION
     4.1. General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof, subject to Participant’s reservation of all rights, in the event of a dispute, under applicable legal process. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative duties as it sees fit.
     4.2. Indemnification. To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

ARTICLE V
AMENDMENT AND TERMINATION
     5.1 Amendment or Termination. The Company reserves the right to amend or terminate the Plan with the prior written consent of Participant.
     5.2 Effect of Amendment or Termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participant, his Spouse and any other beneficiary(s) in the manner and at the time described in Article III, unless the Company determines in its sole discretion that all such amounts shall be distributed at a sooner date upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.
ARTICLE VI
GENERAL PROVISIONS
     6.1 Rights Unsecured. The right of the Participant or his beneficiary to receive a distribution hereunder shall be an unsecured (but legally enforceable) claim against the general assets of the Company, and neither the Participant, his Spouse nor any other beneficiary shall have any rights in or against any specific assets of the Company. Thus, the Plan at all times shall be considered entirely unfunded for ERISA and tax purposes. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.
     6.2 Benefits Not Treated as Compensation. Benefits payable under the Plan shall not be considered compensation for any purposes under any benefit plan sponsored by the Company or its Affiliates, including qualified and nonqualified retirement plans.
     6.3 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.
     6.4 No Enlargement of Rights. The Participant, his Spouse and any other beneficiary(s) shall not have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company.
     6.5 Spendthrift Provision. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

     Notwithstanding the foregoing, all or a portion of the Participant’s benefit under the Plan may be paid to another person as specified in a domestic relations order that the Committee determines meets certain requirements (a “Domestic Relations Order”). For this purpose, a Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:
(1)	issued pursuant to a State’s domestic relations law;

(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(3)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan; and

(4)	meets such other requirements established by the Committee.
     The Committee shall determine whether any document received by it is a Domestic Relations Order. In making this determination, the Committee may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant.
     6.6 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of California.
     6.7 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.
     6.8 Taxes. The Company or other payor may withhold from a benefit payment under the Plan or the Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company may also accelerate and pay a portion of the Participant’s benefits in a lump sum equal to any Federal Insurance Contributions Act (“FICA”), state or local tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.
     6.9 Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

     6.10 Unclaimed Benefits. The Participant shall keep the Committee informed of his current address and the current address of his spouse and any other beneficiary(s). The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.
     6.11 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.
     6.12 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
* * *
     IN WITNESS WHEREOF, this Plan is hereby executed by a duly authorized officer on this 17th day of December, 2008.

NORTHROP GRUMMAN CORPORATION

By:	/s/ Ian Ziskin
Ian Ziskin
Corporate Vice President, Chief Human Resources and Administrative Officer

APPENDIX A
DISTRIBUTION OF VISTEON AMOUNTS
     The provisions of this Appendix A shall apply only to the portion of benefits under the Plan that are payable under Section 3.1.
     A.01 Time of Distribution. Subject to the special rules provided in this Appendix A, distributions to the Participant of his vested retirement benefit shall commence as of the Payment Date. For purposes of this Appendix A, “Payment Date” means the 1st of the month coincident with or following the later of (a) the date the Participant attains age 55, or (b) the date the Participant Separates from Service.
     A.02 Special Rule for Key Employees. If the Participant is a Key Employee and age 55 or older at his Separation from Service, distributions to the Participant shall commence on the first day of the seventh month following the date of his Separation from Service (or, if earlier, the date of the Participant’s death). Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service, along with interest on the delayed payments. Interest shall be computed using the retroactive annuity starting date rate in effect under the Northrop Grumman Pension Plan on a month-by-month basis during such delay (i.e., the rate may change in the event the delay spans two calendar years).
     A.03 Forms of Distribution. Subject to the special rules provided in this Appendix A, the Participant’s vested retirement benefit shall be distributed in the form of a single life annuity. However, the Participant may elect an optional form of benefit up until the Payment Date. The optional forms of payment are:
(a)	50% joint and survivor annuity

(b)	75% joint and survivor annuity

(c)	100% joint and survivor annuity.
     If the Participant is married on his Payment Date and elects a joint and survivor annuity, his survivor annuitant will be his spouse unless some other survivor annuitant is named with spousal consent. Spousal consent, to be effective, must be submitted in writing before the Payment Date and must be witnessed by a Plan representative or notary public. No spousal consent is necessary if the Company determines that there is no spouse or that the spouse cannot be found.
     A.04 Death. If the Participant is married and dies before the Payment Date (or his Separation from Service occurs due to his death), a death benefit will be payable to the Participant’s spouse commencing 90 days after the Participant’s death. The death benefit will be a single life annuity in an amount equal to the survivor portion of the Participant’s vested retirement benefit based on a 100% joint and survivor annuity determined on the Participant’s date of death. This benefit is also payable to any domestic partner of the Participant who is properly registered with the Company in accordance with procedures established by the Company.
     A.05 Actuarial Assumptions. Except as provided in Section A.06, all forms of payment under this Appendix A shall be actuarially equivalent life annuity forms of payment, and all conversions from one such form to another shall be based on the following actuarial assumptions:

Interest Rate: 6%

Mortality Table:	RP-2000 Mortality Table projected 15 years for future standardized cash balance factors
     A.06 Accelerated Lump Sum Payouts.
          (a) At Separation. If the present value of (a) the vested portion of the Participant’s retirement benefit and (b) other vested amounts under nonaccount balance plans that are aggregated with the retirement benefit under Code section 409A, determined on the first of the month coincident with or following the date of his Separation from Service, is less than or equal to $25,000, such benefit amount shall be distributed to the Participant (or his spouse or domestic partner, if applicable) in a lump sum payment. Subject to the special timing rule for Key Employees under Section A.02, the lump sum payment shall be made within 90 days after the first of the month coincident with or following the date of the Participant’s Separation from Service.
          Notwithstanding the foregoing, the Participant’s benefit under Section 3.3 shall not be considered a plan to be aggregated under Code section 409A for purposes of this Section A.06(a) or any similar provision in the other plans that are aggregated with this Plan under Code section 409A.
          (b) Conflicts of Interest. The present value of the Participant’s vested retirement benefit shall also be payable in an immediate lump sum to the extent required under conflict of interest rules for government service and permissible under Code section 409A.
          (c) Present Value Calculation. The conversion of the Participant’s retirement benefit into a lump sum payment and the present value calculations under this Section A.06 shall be based on the GATT assumptions in effect under the Northrop Grumman Pension Plan, and will be based on the Participant’s immediate benefit if the Participant is 55 or older at Separation from Service. Otherwise, the calculation will be based on the benefit amount the Participant will be eligible to receive at age 55.